Exhibit 99.2

Hecla Mining Company– Lucky Friday Re-opening
February 19, 2013
Informational Handout

Hecla Mining Company today announced the re-opening of its Lucky Friday mine in Idaho’s Silver Valley.

Operations and production have resumed at the mine, as the work on the Silver Shaft, which is the main hoisting facility at the mine, has received clearance from Mine Safety and Health Administration (MSHA).  Initial production of concentrates occurring in February with full-year production expected from the mine of more than 2 million ounces of silver.

The Company recalled all employees necessary for Lucky Friday to reach full production.  All employees, both returning and new, received supplemental safety training, with enhanced procedures for risk assessment and accident prevention designed to improve existing safe work practices.  Ground support has been upgraded for over 7.5 miles of underground workings; these upgrades include, in appropriate areas, the incorporation of advanced technology in ground support bolting products.

Hecla spent a total of $29.8 million on remediation and improvements for the Silver Shaft and an additional $26.2 million on other Lucky Friday capital projects unrelated to the shaft work.

Our contractor resumed work in the first quarter on the #4 Shaft project, designed to access extensions to reserves, resources and additional exploration targets.

MSHA status

Approximately a year ago, on January 5, 2012, production at the Lucky Friday was temporarily suspended by order of the Mine Safety and Health Administration (MSHA) for shaft cleaning and maintenance.

Activities during the closure

During mine closure Hecla implemented the following:
1)	Worked with MSHA to seek approval regarding the development and implementation of a safety improvement plan.
2)	Invested significant resources to create a team-based culture among workers regarding safety and health, including training, compliance, worker awareness and real-time management alerts.
3)	New staff has included:
a.	Mike Wegleitner – Director of Safety and Health, Hecla

b.	Mark Board – Director of Geological Engineering, Hecla
c.	Ed Sutich – General Manager, Lucky Friday
d.	Jerry Murphy – Manager of Safety and Health, Lucky Friday
e.	Becky Colotti – Safety and Health Trainer, Lucky Friday
f.	Bob Golden – Chief Geotechnical Engineer, Lucky Friday
g.	Ralph Barker – Technical Services Manager, Lucky Friday
4)	Newly developed procedures and programs for Safety and Health Management and compliance.
5)	Purchase of $2.3 million of new equipment including a Rock Bolter, Shotcrete Trucks, Scissor Lifts and Telehandlers to reduce safety risks and increase productivity.
6)	Installed new Seismic Systems.
7)	Installing newly designed Rock Bolts.

Milestones

1)
2012 – Q1 recalled 94 hourly and 52 salaried workers; Q2 recalled 5 hourly and 2 salaried workers; Q3 recalled 43 hourly and 3 salaried workers; Q4 recalled 38 hourly and 3 salaried workers (all employees recalled spent a week in training before going back to work).

2)
Completely cleaned (scaled) the 18-foot diameter, 6100 foot Silver Shaft to the 6100 level, Lucky Friday’s primary mine access and transport conduit, removing out-of-use utilities, installed new power cables and checked/secured all permanent shaft fixtures from top to bottom.

3)	Work crews completed the bypass drift at the 5900 foot level, around an area impacted by a rock burst in December 2011.
4)
Starting in August 2012, crews upgraded ground support for over 7.5 miles of underground openings; these upgrades include, in appropriate areas, the incorporation of new ground support bolting products.

5)	Completed over 345,000 man-hours of work at Lucky Friday from Jan 1 – Dec 31, 2012 with zero lost-day injuries. Three minor incidents resulted in light duty assignments.
6)
Received approval from MSHA to use the Silver Shaft to transport workers and supplies (to 5900 level) on November 29, 2012.  Waste hoisting began January 14, 2013 and ore production began in February 2013.

7)	Current production is coming from #10 stope and #11 stope, located on the intermediate-vein package and 30-vein, respectively.
8)	Received MSHA approval for Rock Burst Control plan in January 2013. This approval allowed the mine to return to production.

Hecla Mining Company
Lucky Friday

The following images and video can be found on the USB/thumb drive provided.

Spraymec remote shotcrete spray machine (HeclaLuckyFriday_SpraymecShotecreteSprayer.jpg)

Telehandler (HeclaLuckyFriday_Telehandler.jpg)

Silver Shaft work (scissor lift) (HeclaLuckyFridaySS_ScissorLift_10-07-12.jpg)

Silver Shaft work crew (HeclaLuckyFridaySS_Work_10-07-12.jpg)

Silver Shaft steel brattice (HeclaLuckyFriday_SilverShaftBrattice_4-01-12.JPG)

Rock Bolt Crew (HeclaLuckyFriday_RockBolters.jpg)

5900 Level Bypass Haulage Way (HeclaLuckyFriday_5900Bypass.jpg)

4